Exhibit 10.1

815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

July 6, 2011

Michael Flanders

14 Emerson Road

Concord, NH 03301

Dear Mike:

This letter agreement confirms your resignation of your employment with Watts Water Technologies, Inc. and all of its subsidiaries (including, in particular, its Asia/China subsidiaries) (collectively, the “Company”) on August 31, 2011, and your resignation from any and all other offices or positions you officially or unofficially hold with respect to any divisions or business units of the Company. In connection with your resignation, the Company is offering to provide you a severance benefit and retention bonus to transition certain functions, if you satisfy the eligibility requirements described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A. These requirements include your signing and returning, but not revoking, this letter agreement to Kenneth R. Lepage by July 29, 2011, and signing and returning, but not revoking, the Release of Claims at Attachment B no earlier than on August 31, 2011, 2011, but no later than on September 21, 2011. By signing and returning this letter agreement, and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given more than twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by July 29, 2011, or if you timely revoke your acceptance in writing, you will not receive any severance benefits from the Company.  You will, however, receive payment on your Resignation Date (as defined below) for any wages and unused vacation time accrued through the Resignation Date. Also, regardless of signing this letter agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  You shall pay all premium costs for “COBRA” on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your Resignation Date.

As set out in the Company’s 2004 Stock Incentive Plan, the unvested portion of all stock option grants will be cancelled and all unvested shares of restricted stock will be forfeited to the Company on the Resignation Date.  As of the Resignation Date, you will be vested in the option to purchase 6,875 shares of the Company’s common stock. Under the 2004 Stock Incentive Plan, you have six (6) months from your Resignation Date to exercise the vested portion of your options. Any portion of the vested options that are not exercised by this deadline will be forfeited.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Resignation Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Company’s Class A Common Stock on the date the RSUs were purchased, plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Resignation Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you. As a result of the American Jobs Creation Act of 2004, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six months after the Resignation Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.     Resignation Date: Your effective date of termination from the Company is August 31, 2011 (the “Resignation Date”). The Company may determine your services are no longer required before this date. As of the Resignation Date, your salary will stop, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described Attachment A.

2.     Description of Severance Benefits: The severance benefits paid to you if you timely sign and return this letter agreement and do not revoke your acceptance is described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefit”). In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall solely and ultimately be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

3.     Release: This section of this letter agreement is a release of legal claims. In this section, you are agreeing to forfeit your right to bring a legal action against the Company and the other releasees defined below for all claims that arose up to the date of this letter agreement. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

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(a)      In exchange for the amounts and benefits described in Attachment A, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(d) below, this means that by signing this letter agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company, Watts Water Technologies, Inc. and/or any of their respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)      This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this letter agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)      For avoidance of doubt, by signing this letter agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, The Genetic Information Nondiscrimination Act, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended.

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(d)      This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement. Also, this letter agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. This means that by signing this letter agreement you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action.

4.     Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)      in consideration for the amounts described in Attachment A to this letter agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this letter agreement was executed;

(b)      you understand that rights or claims under the ADEA which may arise after the date this letter agreement is executed are not waived by you;

(c)      you are advised to consider the terms of this letter agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this letter agreement;

(d)      you have carefully read and fully understand all of the provisions of this letter agreement, and you knowingly and voluntarily agree to all of the terms set forth in this letter agreement; and

(e)      in entering into this letter agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

5.     Period for Review and Consideration of the Letter Agreement:

(a)      You acknowledge that you were informed and understand that you have twenty-one (21) days to review this letter agreement and consider its terms before signing it.

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(b)      The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this letter agreement.

6.     Non-Disclosure and Confidential Information: Unless compelled by law, you agree that you will keep confidential all non-public information concerning the Company or any of the Company Releasees that you acquired during the course of your employment with the Company and all developments and inventions. You further agree to comply with any obligations regarding confidential information, non-solicitation, non-competition and inventions set forth in any agreements previously entered into by you with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this letter agreement and the ending of your employment. You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (“Confidential Information”). Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding Company employees, their projects, and their salaries, benefits and other personnel information. You agree that you will not use or disclose to others any Confidential Information.

7.     Non-Competition and Non-Solicitation: For purposes of this Section, “Company” shall include the Company and any of its parents, subsidiaries or affiliates. In your employment with the Company, you have developed or helped develop, had access to and learned significant secret, confidential, and proprietary information relating to the business of the Company. In addition, you have been provided with contact with customers, prospective customers, suppliers and other vendors of the Company. You have been expected to develop good customer and/or vendor relationships, as well as intimate knowledge regarding the Company’s technology, products, services, systems, methods, and operations.

You also acknowledge that the Company has invested substantial resources and time to developing the technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Company. You agree that the Company has spent and will continue to spend substantial effort, time, and resources in developing and protecting its technology, products, services, systems, methods, and operations, and relationships with its customers and vendors. You also agree that the Company’s competitors would obtain an unfair advantage if you were to disclose the Company’s Confidential Information (as defined above) to a competitor, used it on a competitor’s behalf, or if you were able to exploit the relationships you developed in your role with the Company to solicit business on behalf of a competitor.

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Accordingly, you agree that:

(a)	You shall not, either alone or in association with others, for a period of twelve (12) months after the termination of your employment, directly or indirectly, on your own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise, or by any other means whatsoever, engage in any business competitive with the Company’s products (collectively, a “Competitor’s Business”), or become associated with or render services to a Competitor’s Business so engaged.

(b)	You shall not, either alone or in association with others, for a period of twelve (12) months after termination of your employment, directly or indirectly, call upon or solicit any Company customer for any purpose or business that is competitive with the Company’s business, nor shall you permit a Competitor’s Business controlled directly or indirectly by you to do so. Mere ownership as a passive investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not be deemed control of or an association with such corporation or enterprise for purposes of or otherwise violate the terms of this letter agreement.

(c)	You shall not, either alone or in association with others, for a period of twelve (12) months after termination of your employment, directly or indirectly solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company or hire or attempt to hire as an employee, or engage or attempt to engage as an independent contractor, any person who is employed or otherwise engaged by the Company at any time while you were employed by the Company; provided, that this provision shall not apply to the solicitation, hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six (6) months or longer.

You may serve on the Board of a public or private company or as a manager of a limited partnership provided that the company or partnership is not a Competitor’s Business.

You agree that these restrictions are reasonable, no greater than what is required to protect the Company’s legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships, and do not impair or prevent you from earning a living.

It is the intention of the parties to restrict your activities only to the extent necessary for the protection of the Company’s legitimate business interests. To the extent that this restrictive covenant of this letter agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company the maximum protection and restrictions on your activities permitted by applicable law in such circumstances. The non-competition and non-solicitation obligations contained in this letter agreement shall be extended by the length of time during which you shall have been in breach of any of said provisions.

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You acknowledge that any violation of Paragraph 6 (Non-Disclosure and Confidential Information) or Paragraph 7 (Non-Competition or Non-Solicitation) would result in irreparable injury to the Company. Accordingly, in addition to, and not in lieu of, all other rights and remedies available to the Company, it shall be automatically entitled to a temporary restraining order and a temporary or preliminary injunction and to obtain all other available equitable remedies including a permanent injunction in order to restrain and enjoin any breach of the non-competition and non-solicitation provisions in this letter agreement without posting a bond. The exercise of the Company's right to obtain injunctive relief for any actual or threatened damage or injury caused by you shall not prejudice its right to seek and obtain damages.

You agree that during the non-competition and non-solicitation period, you will give notice to the Company of each new business activity you plan to undertake, at least five (5) business days after accepting any such activity and no later than two (2) business days before commencing such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and your proposed business relationship or position with the entity. You further agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine your continued compliance with your obligations under this section. During your non-competition and non-solicitation period, you agree to provide a copy of this section of the agreement to all persons and entities with whom you seek to be hired or do business before accepting employment or engagement with any of them.

If you violate the provisions of any of the preceding paragraphs of this section, you shall continue to be bound by the restrictions set forth in such section until the period equal to the period of restriction has expired without any violation.

8.     Return of Company Property: You confirm that you have returned to the Company in good working (including all copies thereof) order all keys, files, records, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company -owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

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9.     Payment of Business Expenses and All Other Compensation: You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you, other than as provided in this letter agreement.

10.     Cooperation: You agree to make yourself available upon reasonable notice from the Company or its attorneys to provide testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, or lawsuit to which the Company is a party, currently pending or filed after the Resignation Date. If the Company so requests your cooperation in connection with any legal matter then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

11.     Non-Disparagement: Other than as permitted in Section 3(d), you understand and agree that as a condition for payment to you of the severance benefit, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or the Company Releasees, or about the Company’s or the Company Releasees’ business affairs, practices, products, services, and financial condition.

12.     Amendment: This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  You may not assign any of your rights or delegate any of your duties under this letter agreement. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

13.     Waiver of Rights: No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14.      Relief: You acknowledge that any violation of the confidentiality or non-solicitation provisions of this letter agreement at Paragraphs 6 and 7 above, would result in irreparable injury to the Company. Accordingly, in addition to, and not in lieu of, all other rights and remedies available to the Company, it shall be automatically entitled to a temporary restraining order and a temporary or preliminary injunction and to obtain all other available equitable remedies including a permanent injunction in order to restrain and enjoin any breach of the confidentiality or non-solicitation provisions in this letter agreement. The exercise of the Company's right to obtain injunctive relief for any actual or threatened damage or injury caused by you shall not prejudice its right to seek and obtain damages. If the Company incurs and/or seeks redress for any violation, you promise and agree to pay all costs, court costs, fees and expenses, including actual attorney’s fees, incurred by the Company to enforce this letter agreement and/or recover and collect damages for any violation, whether or not litigation is commenced, as further referenced in Paragraph 15, herein.

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15.      Enforcement and Consequences of Breach: Other than as permitted in Section 3(d) above, you agree that if you assert any claim against the Company or any of the other Company Releasees in violation of the release and waiver in Section 3, then the Company shall be entitled to recover from you damages flowing from such breach, you will not be entitled to payment of the balance of any of the severance benefits, and you will be liable for the costs and attorneys’ fees that the Company and other Company Releasees incur in any action arising as a result of your breach, to the maximum extent permitted by law. However, nothing in this letter agreement will interfere with your right to challenge the enforceability of this letter agreement’s release of claims under the ADEA, and you shall not be required to tender back payments made to you nor will you be liable for the costs and attorneys’ fees that the Company and other Company Releasees incur in connection with a challenge by you of the foregoing release of claims under the ADEA.

16.      Cessation of Severance Benefits: By signing below, you are acknowledging and agreeing that if the Company is sued or incurs the cost of settling a claim that arises out of your intentional misconduct while employed by the Company or the negligent performance of your prior position with the Company, the Company has the option to cease paying the balance of any unpaid severance benefits to you. Under such circumstances, you acknowledge and agree that the Company’s actions will not constitute a breach of this letter agreement, that you will remain bound by the release and waiver provisions set out in Section 3 and 4 above and that the Company may pursue all other available legal and equitable remedies against you, including, but not limited to, enforcement of your confidentiality and/or non-solicitation obligations.

17.      Validity: Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

18.      Confidentiality: Other than as permitted in Section 3(d) above, you understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company.

19.      Nature of Agreement: You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

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20.      Acknowledgments: You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A and B, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign it, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”). You understand and agree that such waiver and release of claims under the ADEA does not apply to any rights or claims that may arise under the ADEA after the date of execution of this letter agreement, and that nothing in this letter agreement prohibits you from challenging the validity of this letter agreement‘s waiver and release of claims under the ADEA. You also understand and agree that you have received consideration beyond that to which you were previously entitled.

21.      Non-PRC Employee Status: As an employee of Watts Water Technologies, Inc. incorporated in the State of Delaware in the United States, you undertake not to claim or enjoy any PRC employee status or any rights, privileges, benefits or entitlements associated with such status, or to initiate any legal proceedings, under the PRC laws or regulations, notwithstanding your primary office in the PRC or your registration with any PRC authorities as an expatriate employee (seconded to the PRC) for PRC work permit application and/or tax registration purposes, and will indemnify the Company against any claims or liabilities, losses or damages, expenses or penalties resulting from your breach of this undertaking.

22.      Voluntary Assent: You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement, including Attachment A and B, with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A and B, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

23.      Applicable Law and Consent to Jurisdiction: This letter agreement shall be interpreted and construed solely by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

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24.      Entire Agreement: This letter agreement, including Attachment A and B, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company, except as provided in Paragraph 6 above, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

25.      Effective Date: You may revoke this letter agreement for a period of seven (7) days after signing it. In order to revoke the letter agreement, you must submit a written notice of revocation to Kenneth R. Lepage located at 815 Chestnut Street, North Andover, Massachusetts, 01845, lepagekr@watts.com, or by FAX (978-688-2976). This written notice may be sent by mail, email, fax, or hand-delivery. If sent my mail, the revocation must be post-marked no later than the seventh day from the date you signed this letter agreement. If the written notice is sent by fax, email or hand-delivery, it must be received by Kenneth R. Lepage no later than the close of business on the seventh day. The letter agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

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If you have any questions about the matters covered in this letter agreement, please call Kenneth R. Lepage at 978-689-6234.

Very truly yours,

Watts Water Technologies, Inc. (also for and on behalf of its subsidiaries)

By:	/s/ Kenneth R. Lepage
	Name:	Kenneth R. Lepage
	Title:	General Counsel, and Executive Vice President Administration

I hereby agree to the terms and conditions set forth above and in Attachment A and B.  I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A and B) and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this letter agreement. I acknowledge that I have not relied on any representation or statement other than those contained in this letter agreement. I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Michael P. Flanders	July 6, 2011
Michael Flanders	Date

To be returned by July 29, 2011

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IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Michael Flanders, acknowledge that I was informed and understand that I have 21-days within which to consider the attached letter agreement, have been advised of my right to consult with an attorney regarding this letter agreement and have considered carefully every provision of this letter agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into this letter agreement prior to the expiration of the 21-day period.

Dated: July 6, 2011	/s/ Michael P. Flanders
Michael Flanders

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ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFIT

1.     The Company will pay you $291,720, representing twelve (12) months of your base salary, plus a prorated 2011 discretionary bonus amount based on 100% of your annual target ($106,964), less all applicable taxes and withholdings (the “Severance Pay”).  This Severance Pay will be paid in one lump sum in accordance with the Company’s normal payroll practices, but in no event earlier than the eighth (8th) day after your Resignation Date, provided you have executed, timely returned, and not revoked this letter agreement.

2.     Effective as of the Resignation Date, if you elect to continue receiving group health coverage under the Company’s U.S. CIGNA Health Reimbursement Account plan and the U.S. Delta Dental plan pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., for the period of time equivalent to the number of months of severance you are being paid (twelve (12) months), as referenced in paragraph 1 above, the Company shall pay the premium for such coverage. Following the twelve (12) month period, you will be responsible for paying all premiums required to continue health insurance coverage pursuant to COBRA. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. In the event it would be unlawful to provide the foregoing benefit on account of the nondiscrimination rules set forth in Section 105(h) of the Internal Revenue Code, the amount of any employer subsidy which would be discriminatory instead shall be provided as a lump sum cash benefit, grossed up for taxes, in accordance with Company policies relating to tax gross ups.

3.     The Company will provide you with $10,000, grossed up for taxes, in accordance with Company policies relating to tax gross ups, for the purpose of engaging outplacement assistance services.

4.     The Company will pay or reimburse reasonable travel expenses and expenses incurred with respect to your repatriation to the United States, as well as the return of your household goods to your home base of New Hampshire, subject to the Company’s relocation benefits policy with Coldwell Banker, provided you move within the twelve (12) month period after the date of your execution, and non-revocation, of the letter agreement.

5.     The Company will pay you up to $145,860, less all applicable taxes and withholdings (the “Retention Bonus”) if you satisfy the eligibility requirements set forth below. This Retention Bonus will be paid in one lump sum in accordance with the Company’s normal payroll practices, but in no event earlier than the eighth (8th) day after execution, timely return, and non-revocation of Attachment B.

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Retention Bonus Eligibility Requirements: You will be eligible for all or a portion of the Retention Bonus above, provided that: (i) you timely sign, and do not revoke, this letter agreement; (ii) you have not terminated your employment prior to your Resignation Date and you have not been terminated for Cause; (iii) in the sole discretion of your manager it is determined that you have effectively transitioned your responsibilities and duties to the new President of Asia; and (iv) you timely sign, and do not revoke, the Release of Claims at Attachment B. For purposes of this letter agreement, Cause shall mean: (a) an act by you constituting a felony or a misdemeanor involving moral turpitude; (b) fraud or dishonesty on your part that results in or is likely to result in economic damage to the Company; (c) gross negligence or misconduct in the performance of your duties; or (d) refusal to attempt in good faith to implement a reasonable directive of the Company or failure to perform your assigned duties.

6.     The Company will provide you with tax equalization, which assures that your total tax liability will not exceed the tax level that you would have paid if you were a United States-based employee, for the tax year 2011, including paying the costs incurred by you for tax preparation services through the Company’s PRC tax advisors in Shanghai.

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ATTACHMENT B

RELEASE OF CLAIMS

1.	Acknowledgments of Consideration. You acknowledge that the promises you are providing in the Release are a material inducement and consideration for the Company entering into the letter Agreement, to which this Release is an attachment (the “letter agreement”). You acknowledge that, in connection with the letter agreement to which this Release is attached, you are receiving substantial payments and benefits from the Company, which benefits constitute substantial and adequate consideration for this Release.

2.	Release – This section of the Release of Claims is a release of legal claims. In this section, you are agreeing to forfeit your right to sue the Company and the other releasees defined below for all claims that arose up to the date of the Release of Claim. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)	In exchange for the amounts and benefits described in Attachment A of the letter agreement, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(d) below, this means that by signing this Release of Claims, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company, Watts Water Technologies, Inc. and/or any of their respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)	This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Release of Claims that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.
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(c)	For avoidance of doubt, by signing this letter agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, The Genetic Information Nondiscrimination Act, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended.

(d)	This release does not include any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement. Also, this Release of Claims is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. This means that by signing this Release of Claims you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action.

3.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)	in consideration for the amounts described in Attachment A to this letter agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this letter agreement was executed;
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(b)	you understand that rights or claims under the ADEA which may arise after the date this letter agreement is executed are not waived by you;

(c)	you are advised to consider the terms of this letter agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this letter agreement;

(d)	you have carefully read and fully understand all of the provisions of this letter agreement, and you knowingly and voluntarily agree to all of the terms set forth in this letter agreement; and

(e)	in entering into this letter agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

4.	Period for Review and Consideration of Release of Claims:

(a)	You acknowledge that you were informed and understand that you have twenty-one (21) days to review this Release of Claims and consider its terms before signing it.

(b)	The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Release of Claims.

5.	Entire Release. This Release of Claims and the letter agreement to which it is attached constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to the subject matter.

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I acknowledge that the execution of this Release of Claims is in further consideration of the severance benefit set forth in the letter agreement, to which I acknowledge I would not be entitled if I did not sign this Release of Claims. I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Release of Claims and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this Release of Claims. I acknowledge that I have not relied on any representation or statement other than those contained in this Release of Claims. I intend that this Release of Claims will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

Employee:

By:
	Michael Flanders	Date

DO NOT SIGN BEFORE RESIGNATION DATE – TO BE RETURNED TO KENNETH R. LEPAGE NO EARLIER THAN AUGUST 31, 2011 BUT NO LATER THAN SEPTEMBER 21, 2011.

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